Exhibit 99.1

Protagenic Therapeutics’ Stress-Regulating Peptide Demonstrates Exceptional Safety in Single Dose Portion of Phase I Trial, Paving the Way for Next Steps Toward Potential Breakthrough Treatments in Stress Related Neuropsychiatric Disorders

No Clinically-Relevant Adverse Events Reported in Single Dose Portion, Multiple Dose Portion to Commence

Investor Call Scheduled for today, Wednesday, May 22, at 10:00 am ET to Discuss Potential Impact on PTSD, Depression, Anxiety, Addiction, and Obesity

NEW YORK, May 22, 2024 — Protagenic Therapeutics, Inc. (Nasdaq: PTIX), a leader in biopharmaceutical innovation, today announced the complete safety data set from the single dose portion of its Phase 1 trial involving PT00114, its synthesized version of a natural stress-regulating brain peptide. The trial, which included 30 subjects across five cohorts receiving doses up to 1,000 micrograms, reported zero clinically-relevant adverse events.

PT00114 targets stress reduction, which is increasingly recognized as the root cause of major psychiatric disorders, including PTSD, depression, anxiety, and addiction. Emerging evidence also suggests that stress may be a significant contributor to obesity. By addressing the stress-chemical cascade, PT00114 has the potential to offer a novel approach to treating these conditions.

“The exceptional safety results from the single dose portion of the Phase I trial are highly encouraging,” commented Dr. Robert B. Stein, Chief Medical Officer. “We are eager to begin the multiple ascending dose portion later this year, since PT00114 shows promise to revolutionize treatment for a wide range of stress-related disorders.”

The company will hold an interactive investor call today, Wednesday, May 22nd, at 10:00 am ET to discuss the safety data set and the implications for PT00114’s potential to address the unmet needs in mental health and obesity treatment. To participate, please use the link: https://www.webcaster4.com/Webcast/Page/3027/50682.

or the dial-in by phone number

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 740983

and join at least five minutes before the scheduled start time.

For more details, visit www.protagenic.com.

About PT00114: PT00114 is a candidate to become a therapeutic for severe neuropsychiatric conditions, mimicking the naturally occurring brain peptide TCAP to counteract stress-induced hormonal effects.

Forward-Looking Statements: Statements in this release about future expectations are “forward-looking” and subject to risks and uncertainties. Investors are cautioned against placing undue reliance on such statements.

Company Contact: Alexander K. Arrow, MD, CFA, Chief Financial Officer, Protagenic Therapeutics, Inc. 149 Fifth Ave, Suite 500, New York, NY 10010. Tel: 213-260-4342 Email: alex.arrow@protagenic.com

Investor Relations Contact: Kirin M. Smith, President, PCG Advisory, Inc. 950 Third Avenue, Suite #2700, New York, NY 10022. Tel: 646-823-8656 Email: ksmith@pcgadvisory.com